WGT CONSULTANTS (NWT) LTD ("WGT")
                       Suite 1016 - 479 Granville Street
                            Vancouver, B.C. V6C 1V5


June 9, 2004
Dynamic Resources Ltd. ("Dynamic")
200-675 West Hastings
Vancouver, British Columbia

                              RE:  TB 1-12 CLAIMS

This letter outlines our agreement as follows:

       "Dynamic" will purchase a 100% interest in and to the TB 1-12 Mineral Claims situated in the South Mining District of the Northwest Territories, Canada by the following payments:

             i.)    Payment to WGT of $15,000 in Canadian currency on signing;
             ii.)   Issuance to WGT of 1 million shares of the company's capital stock.

"Dynamic" represents and warrants to WGT that: It is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction; it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement; neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which either is a party; and the execution and delivery of this Agreement hand the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of either of their constating documents.

WGT represents and warrants to "Dynamic" that: he has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement; neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which either is a party; and the execution and delivery of this Agreement and the a agreements contemplated hereby will not violate or result in the breach of laws of any jurisdiction applicable or pertaining thereto or of either of their constating documents; the Claims have been duly and validly staked and recorded, are presently in good standing under the laws of the jurisdiction in which they are located and are free and clear of all liens, charges and encumbrances; WGT is sole owner of an undivided 100% registered and beneficial interest in and to the Claims as shown on Schedule 1, attached and has the exclusive right to enter into this Agreement



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and has all necessary authority to dispose  of a 100% interest in and to the
Claims in accordance with the terms of this Agreement.

The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by the delivery of the same or by mailing the same
By prepaid registered or certified mail in each case addressed as follows:

       a)    if to WGT Consultants (NWT) Ltd.
                   1016 - 470 Granville Street
                   Vancouver, B.C. V6C 1V5

       b)    if to Dynamic Resources Ltd.
                   200 -675 West Hastings
                   Vancouver, British Columbia

This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and Representations, whether verbal or written, express or implied, statutory or otherwise between the Parties with respect to the subject matter herein.

The covenants, promises, terms and conditions contained herein will be binding upon signing and the parties jointly and severally and may be enforced by each against the other.

If this reflects our understanding please indicate by signing below.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written

THE CORPORATE SEAL OF Dynamic
Resources Ltd.________________ was hereunto
affixed in the presence of:
_________________________________                           C/S

_________________________________

							/s/ Robert Fedun
                    					_________________________________
                                                        Dynamic Resources Ltd.


Witness

/s/ G MacDonald						/s/ Peter Hill
______________________________                          _______________________
                                         		WGT Consultants (NWT) Ltd.





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